EXHIBIT 10.2
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 21, 2022 between Spark Networks, Inc. a Delaware corporation (“Spark Networks”) and wholly owned subsidiary of Spark Networks SE (“SE”) (collectively, the “Company”), and Chelsea A. Grayson (“Executive”).
RECITALS
WHEREAS, Executive currently serves as the Vice Chair of the Board of Directors of SE (the “Board”);
WHEREAS, it has been determined to be in the parties’ interests for Executive to resign as Vice Chair of the Board, and any Board committee roles that require an independent director, and serve as the interim Chief Executive Officer of Spark Networks, interim Executive Director of SE and a member of the Board;
WHEREAS, the Board appointed Executive as interim Chief Executive Officer of the Company and interim Executive Director of SE, in each case effective December 1, 2022; and
WHEREAS, the Board has approved the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. Spark Networks shall employ Executive, and Executive has accepted employment with Spark Networks effective December 1, 2022 (the “Effective Date”), upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the applicable period of employment, the “Employment Period”).
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as the interim Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an interim Chief Executive Officer of a publicly traded company of a similar size as the Company, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Subsequent to the execution of this Agreement, the Board and Executive will agree on a specific set of objectives for Executive during the Employment Period.
(b)During the Employment Period, Executive shall report to the Board.
(c)During the Employment Period, Executive shall devote commercially reasonable efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates; provided, however, Executive may continue to serve as a director or advisor to other companies so long as Executive manages such activities as to not interfere with Executive’s obligations to the Company. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

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3.Compensation and Benefits.
(a)Salary. Spark Networks agrees to pay Executive a salary of $94,000 USD per month during the Employment Period in installments based on Spark Networks’ practices as may be in effect from time to time. For the avoidance of doubt, such compensation is in addition to (and not in lieu of and will not be offset by) Executive’s compensation under the Executive Director Service Agreement entered between Executive and SE.
(b)Additional Incentives. The Board will consider appropriate additional incentive compensation opportunities in-line with market compensation for publicly traded companies of similar size to the Company, pending development and progression of the Company’s strategic initiatives during the Employment Period.
(c)Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executive level employees of Spark Networks, in the Spark Networks’ standard employee benefits plans and programs.
(d)Vacation. During the Employment Period, Executive shall be entitled to vacation to be taken at Executive’s reasonable discretion.
(e)Travel Reimbursement. Executive may be required to travel frequently to Berlin (or other locations). Spark Networks will reimburse Executive for all reasonable travel expenses, including reasonable accommodations in Berlin.
(f)Business Expenses. Spark Networks shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.
4.Employment Period. Except as hereinafter provided, the Employment Period shall commence on the Effective Date and continue until August 31, 2023 (or until such earlier date as may be requested by Executive and approved by the Board), with a strategic checkpoint with the Board occurring on or about June 1, 2023. This Agreement shall thereafter be subject to renewal by the Board. Executive will be committed to the position of interim Chief Executive Officer of the Company through at least August 31, 2023; provided, however, the Company hereby agrees that it will work expeditiously to engage a successor to succeed Executive as Chief Executive Officer upon the Board’s receipt of a written request to do so from Executive. The Board may terminate Executive’s employment for any reason or no reason at any time without notice. After August 31, 2023, Executive may terminate this Agreement and her employment upon 90 days’ prior written notice to the Board. Following the end of the Employment Period or a termination of employment, Executive may (and is expected to) remain a member of the Board.
5.Post-Employment Payments. At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, expense reimbursements or other benefits, except that Executive (or her estate, if applicable) shall be entitled to (i) any base salary that has been earned but is unpaid and any reimbursable expenses that have been incurred but are unpaid; and (ii) any plan benefits (including without limitation continuation coverage under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA)) which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any benefit plan in which Executive has participated as an employee of the Company). For the avoidance of doubt, because Executive will continue serving as an independent member of the Board following her termination of employment, she will receive compensation in connection therewith.
6.Confidentiality; Non-Solicitation of Employees.

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(a)Non-Solicitation of Employees. During the Executive’s employment and service with the Company, and for a period of twelve (12) months thereafter, Executive will not, knowingly, separately or in association with others, materially and substantially, interfere with, impair, disrupt or damage the Company’s business by directly contacting any Company officers or key employees for the purpose of inducing or encouraging them to discontinue their employment with the Company; provided, however, that the foregoing provisions shall not (i) restrict Executive from directly or indirectly making any general solicitation for employees, making a public advertising or participating in any job fairs or recruiting workshops, or (ii) preclude Executive from soliciting and/or hiring any officer, key employee or other person at any time (A) in the case of voluntary terminations, later than six (6) months after such person’s termination of employment from the Company and (B) in the case of all other terminations, after such person’s termination of employment from the Company.
(b)Confidentiality Agreement. Executive shall execute and deliver a confidentiality agreement in the form attached (the “Confidentiality Agreement”) hereto as Exhibit A. The provisions of the Confidentiality Agreement are incorporated into this Agreement by reference as if such provisions were terms and conditions of this Agreement.
(c)Potential Future Restrictions. Executive agrees to be bound by any additional restrictive covenants that may be included in any transaction agreement involving the Company.
(d)Subject to any limits on applicability contained herein, this Section shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
7.Taxes. The Company may withhold from any amounts payable under this Agreement (or any other agreement entered between the Company and Executive) all federal, state, city or other taxes as Spark Networks is required to withhold pursuant to any applicable law, regulation or ruling. Except as otherwise provided herein, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment. To the extent that Executive incurs income tax obligations in Germany or the United States from income attributable to her services under this Agreement and the Executive Director Service Agreement entered between Executive and SE which in the aggregate exceed the total income tax she would have paid solely in the United States as a United States citizen if she had only: (a) been employed in the United States and (b) continued to serve as an independent (non-employee) member of the Board (the “Original Tax”), then the Company shall provide an additional cash payment to Executive so that her net income tax obligations to all taxing authorities (including any taxes relating to such equalization payment) are no more than her Original Tax. For the avoidance of doubt, the Company shall be entitled to take into account the provisions of the United States federal and state tax laws relating to foreign tax credits, foreign earned income exclusions and other relevant items affecting foreign income, as well as the provisions of any applicable tax treaty for purposes of calculating the amount(s) required to be reimbursed pursuant to this Section.
8.Notices. Notices and all other communications provided for in this Agreement will be in writing and will be delivered via email (preferable), physically in-person or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as will be specified by the parties by like notice):

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Notices to Executive:
            Ms. Chelsea A. Grayson
            1116 South Ridgeley Drive
            Los Angeles, CA 90019
            cagrayson24@gmail.com

Notices to Spark Networks:
            Spark Networks SE
            Attn: Board of Directors
            Kohlfurter Str. 41/43
            10999 Berlin
            birdnowbrown@gmail.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered (or, in the case of electronic mail, when electronic evidence of transmission is received).
9.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
10.Complete Agreement. This Agreement, the Confidentiality Agreement and the Executive Director Service Agreement entered between Executive and SE embody the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of their date supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided however, (i) this Agreement, the Confidentiality Agreement and the Executive Director Service Agreement between Executive and SE do not supersede the Indemnification Agreement, dated December 18, 2020, between Executive and SE; and (ii) the restrictive covenants herein, in the Confidentiality Agreement and in the Executive Director Service Agreement between Executive and SE do not supersede any restrictive covenants found in other types of agreements between the Company or its affiliates and Executive.
11.Counterparts. This Agreement may be executed in separate counterparts (including facsimile, email and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
12.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, Spark Networks and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by Spark Networks of all of its rights and obligations hereunder to any successor to Spark Networks by merger or consolidation or purchase of all or substantially all of Spark Networks’ assets, provided such transferee or successor assumes the liabilities of Spark Networks hereunder.

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13.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of California of the United States of America. Executive agrees that the state and federal courts located in the State of California shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. Executive further agrees that Executive will not raise any defenses to, or otherwise challenge, the jurisdiction or venue as to any lawsuit filed in the State of California and will not challenge or raise any defenses to the choice of California law.
14.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Spark Networks and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
15.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement (or otherwise due to Executive) which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Any tax equalization reimbursement owed under Section 7 of this Agreement shall be payable within the timeframe required by Treasury Regulation Section 1.409A-1(b)(8)(iii).

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16.Parachute Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon Spark Networks and Executive. Any reduction in payments and/or benefits pursuant to this Section will occur in the following order: (1) cash payments; (2) equity-based payments that are taxable; (3) equity-based payments that are not taxable; (4) equity-based acceleration, and (5) other non-cash benefits payable to Executive.
[Signatures on the following page.]

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPARK NETWORKS, INC.

By:	/s/ David Clark
Name: David Clark
Title: Chief Financial Officer

EXECUTIVE

/s/ Chelsea A. Grayson
Chelsea A. Grayson

    Signature Page to Employment Agreement – Grayson

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Exhibit A

Confidentiality Agreement

[See attached.]

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